Exhibit 99.1

Tuesday Morning Corporation Announces Third Quarter Fiscal 2017 Results

DALLAS, May 04, 2017 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (NASDAQ:TUES), a leading off-price retailer currently with over 720 stores across the United States specializing in selling deeply-discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts, today announced financial results for the third quarter and nine months ended March 31, 2017.

For the third quarter, net sales were $203.0 million, a decrease of $8.4 million from the prior year period.  Comparable store sales decreased 2.7%.  Operating loss for the third quarter was $14.7 million.  Net loss for the third quarter was $14.8 million.  Diluted loss per share was $0.34.  Adjusted EBITDA, a non-GAAP financial measure which is described within this press release, was a negative $7.8 million for the third quarter.

Steve Becker, Chief Executive Officer said, “Our third quarter comparable sales performance largely reflected decreased inventory levels in certain core categories in January and February as well as a late seasonal set.  As our inventory filled in, we saw improvement during the quarter and we have experienced positive comparable store sales growth in March and April.  We have now turned our attention to consistent improvement in our supply chain with a focus on driving our costs down.  While we have already made progress, we have considerable work to do and efficiencies to be gained.”

Third Quarter Fiscal 2017 Financial Highlights:

  Net sales were $203.0 million, compared to $211.4 million for the third quarter of fiscal 2016.  Net sales during the third quarter of fiscal 2017 were negatively impacted by lower than plan store level inventories due to challenges in the Company’s supply chain operations and 24 fewer stores.  Comparable store sales decreased 2.7% compared to the same period a year ago, and were comprised of a 0.7% decrease in customer transactions and a 2.0% decrease in average ticket.  During the third quarter, seven stores were relocated, seven stores were opened, two stores were expanded, and 23 stores were closed, for an ending store count of 724 as of March 31, 2017.  Sales at the 44 stores relocated during the past 12 months increased approximately 47% on average for the third quarter of fiscal 2017 as compared to the prior year quarter and contributed approximately 250 basis points of comparable store sales growth.

  The Company’s operating loss for the third quarter of fiscal 2017 was $14.7 million, compared to an operating loss of $5.9 million in the third quarter of fiscal 2016.

  The Company reported a net loss of $14.8 million, or $0.34 per share, in the third quarter of fiscal 2017 compared to a net loss of $5.2 million, or $0.12 per share, in the third quarter of fiscal 2016.

  The Company reported Adjusted EBITDA, a non-GAAP measure, of negative $7.8 million for the third quarter of fiscal 2017, compared to Adjusted EBITDA of $3.2 million for the prior year period.  A reconciliation of GAAP and non-GAAP measures is provided below.

Third Quarter Fiscal 2017 Results of Operations
For the third quarter of fiscal 2017, Tuesday Morning reported gross profit of $67.2 million and gross margin of 33.1%, compared to $77.5 million of gross profit and gross margin of 36.7% in the third quarter of fiscal 2016.  The decrease in gross margin was primarily due to elevated costs associated with the Company’s supply chain operations, including distribution center and freight costs recognized in the current period, along with increased markdowns.  Partially offsetting this increase in costs was an improvement in initial merchandise mark-up.  Selling, general and administrative expenses (SG&A) decreased 1.9% to $81.8 million, compared to $83.4 million in the same period last year.  As a percentage of net sales, SG&A was 40.3% for the third quarter of fiscal 2017 compared to 39.5% in the same period last year.  This increase in SG&A as a percentage of net sales was driven primarily by higher store rent and depreciation, due in part to the Company’s strategy to improve store real estate, and increased store labor costs in the current period as compared to the prior year period.  Additionally, the Company continues to invest in technology and infrastructure which drives incremental costs related to systems.  Partially offsetting these increased costs were reductions in corporate incentive compensation and certain other corporate expenses, including legal and professional fees, which decreased as a percentage of net sales in the current year quarter from the prior year quarter.  In the prior year period, the Company incurred $2.4 million of cease-use related rent expense for closed stores along with $1.2 million of SG&A expenses related to opening its Phoenix distribution center.  The Company reported a net loss of $14.8 million, or $0.34 per share, in the third quarter of fiscal 2017 compared to a net loss of $5.2 million, or $0.12 per share, in the third quarter of fiscal 2016.

Nine Months ended March 31, 2017 Financial Highlights:

  Net sales were $743.0 million, compared to $733.6 million for the first nine months of fiscal 2016.  Net sales during the nine months ended March 31, 2017 were negatively impacted by lower than plan store level inventories due to challenges in the Company’s supply chain operations and 24 fewer stores.  Comparable store sales increased 2.3% compared to the same period a year ago, and were comprised of a 3.6% increase in customer transactions, partially offset by a 1.3% decrease in average ticket.  During the first nine months of fiscal 2017, 30 stores were relocated, 13 stores were opened, ten stores were expanded, and 40 stores were closed, for an ending store count of 724.  Sales at the 44 stores relocated during the past 12 months increased approximately 52% on average for the first nine months of fiscal 2017 as compared to the first nine months of the prior fiscal year and contributed approximately 290 basis points of comparable store sales growth.

  The Company’s operating loss for the first nine months of fiscal 2017 was $15.2 million, compared to operating income of $8.7 million in the first nine months of fiscal 2016.

  The Company reported a net loss of $15.2 million, or $0.35 per share, for the first nine months of fiscal 2017 compared to net income of $7.6 million, or $0.17 per share, in the prior year period.

  The Company reported Adjusted EBITDA, a non-GAAP measure, of $7.0 million for the first nine months of fiscal 2017, compared to Adjusted EBITDA of $28.5 million for the first nine months of fiscal 2016.  A reconciliation of GAAP and non-GAAP measures is provided below.

First Nine Months of Fiscal 2017 Results of Operations
For the first nine months of fiscal 2017, Tuesday Morning reported gross profit of $250.5 million and gross margin of 33.7%, compared to $262.8 million of gross profit and gross margin of 35.8% in the first nine months of fiscal 2016.  The decrease in gross margin was primarily due to elevated costs associated with the Company’s supply chain operations, including distribution center and freight costs recognized in the current period, along with increased markdowns.  Partially offsetting this increase in costs was an improvement in initial merchandise mark-up.  SG&A increased 4.5% to $265.6 million, compared to $254.1 million in the same period last year.  As a percentage of net sales, SG&A was 35.7% for the first nine months of fiscal 2017 compared to 34.6% in the same period last year.  This increase in SG&A as a percentage of net sales was driven primarily by higher store rent and depreciation, due in part to the Company’s strategy to improve store real estate, increased advertising, and increased corporate labor and share-based compensation expense in the current period as compared to the prior year period due to executive vacancies in the prior year period.  Additionally, the Company continues to invest in technology and infrastructure which drives incremental costs related to systems.  Partially offsetting these increased costs were reductions in certain other corporate expenses, including incentive compensation, legal and professional fees, which decreased as a percentage of net sales from the first nine months of the prior year.  In the prior year period, the Company incurred $2.4 million higher cease-use related rent expense for closed stores than in the current year and incurred $2.9 million of SG&A expenses related to opening its Phoenix distribution center.  The Company reported a net loss of $15.2 million, or $0.35 per share, in the first nine months of fiscal 2017 compared to net income of $7.6 million, or $0.17 per share, in the first nine months of fiscal 2016.

The Company ended the third quarter of fiscal 2017 with $3.7 million in cash and cash equivalents, and ended the quarter with a balance of $41.0 million borrowed under its line of credit.  Inventories at the end of the third quarter of fiscal 2017 were $268.3 million compared to $255.0 million at the end of the third quarter of fiscal 2016, up $13.3 million or 5.2%.  The growth in inventory was driven primarily by increased buying, distribution, and freight costs which are capitalized into inventory.   The Company’s inventory turnover for the trailing five quarters as of March 31, 2017 was 2.4 turns, decreased from the trailing five quarter turnover as of March 31, 2016 of 2.6 turns.

Outlook
The Company currently expects to invest capital of approximately $37 million to $40 million in fiscal 2017, with a continuing focus on its real estate strategy for new stores, relocations and expansions of existing stores, and IT infrastructure and enhancements.

About Tuesday Morning
Tuesday Morning Corporation (NASDAQ:TUES) is a leading off-price retailer specializing in selling deeply-discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts.  The Company is nationally known for providing a fresh selection of brand- name, high-quality merchandise – never seconds or irregulars – at prices generally below those of department and specialty stores, catalogs and online retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates over 720 stores in 40 states.  More information and a list of store locations may be found on the Company’s website at www.tuesdaymorning.com.

Conference Call Information
Tuesday Morning Corporation’s management will hold a conference call to review third quarter fiscal 2017 financial results today, May 4, 2017, at 8:00 a.m. Central Time.  The call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters.  A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the conference call at (877) 312-5376 (no access code required) approximately ten minutes prior to the start of the call.  A replay of the webcast will be accessible through the Company’s website for 90 days.  A replay of the conference call will be available from 11:00 a.m., Central Time, May 4, 2017 through 10:59 p.m., Central Time, Saturday, May 6, 2017 by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID number 10109623.

Non-GAAP Financial Measures
This press release includes financial measures that are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using a non-GAAP financial measure, Adjusted EBITDA.  For more information regarding the Company’s use of non-GAAP financial measures, including the definition of Adjusted EBITDA, and a reconciliation to net income/(loss), the most directly comparable GAAP measure, see “Non-GAAP Financial Measures” within this press release.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  You should carefully consider statements that contain these words because they describe our current expectations, plans, strategies and goals and our current beliefs concerning future business conditions, our future results of operations, our future financial position, and our current business outlook or state other “forward-looking” information.  Forward-looking statements in this press release include, but are not limited to, statements of management’s current plans and expectations in this press release and statements in the “Outlook” section of this press release.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Cautionary Statement Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2016, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events include, but are not limited to, the following: our ability to successfully implement our long-term business strategy; changes in economic and political conditions which may adversely affect consumer spending; our failure to identify and respond to changes in consumer trends and preferences; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to successfully manage our inventory balances profitably; our ability to effectively manage our supply chain operations; loss of, disruption in operations, or increased costs in the operation of our distribution center facilities; loss or departure of one or more members of our senior management or other key management employees; increased or new competition; our ability to successfully execute our strategy of opening new stores and relocating and expanding existing stores; increases in fuel prices and changes in transportation industry regulations or conditions; our ability to generate strong cash flows from operations and to continue to access credit markets; increases in the cost or a disruption in the flow of our imported products; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; seasonal and quarterly fluctuations; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing, and new government regulations; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, weather, natural disasters and other events; and our ability to manage the negative effects of inventory shrinkage.  The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update its forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.  Investors are cautioned not to place undue reliance on any forward-looking statements.

TUESDAY MORNING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

The Company defines EBITDA as net income/(loss) before interest, income taxes, depreciation, and amortization.  Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash items and other items that the Company does not believe are representative of its core operating performance.  This measure is not a presentation made in accordance with GAAP.  Adjusted EBITDA should not be considered as an alternative to net income or loss as a measure of operating performance.  In addition, Adjusted EBITDA is not presented as, and should not be considered as, an alternative to cash flows as a measure of liquidity.  Adjusted EBITDA should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP and should not be construed as an inference that the Company’s future results will be unaffected by such adjustments.  The Company believes it is useful for investors to see these EBITDA and Adjusted EBITDA measures that management uses to evaluate the Company’s operating performance.  These non-GAAP financial measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses these measures to monitor and evaluate the performance of its business as a supplement to GAAP measures and believes the presentation of these non-GAAP measures enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance.  EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies.

Reconciliation of GAAP Net Income/(Loss) to Non-GAAP Adjusted EBITDA:

The following table reconciles net income/(loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure:

(unaudited - in thousands)	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Net income/(loss) (GAAP)	$(14,796)	$(5,240)	$(15,221)	$7,564
Depreciation and amortization	5,659	3,904	15,635	11,382
Interest expense, net	370	195	1,028	822
Income tax provision/(benefit)	101	(657)	113	356
EBITDA	$(8,666)	$(1,798)	$1,555	$20,124
Share-based compensation expense (1)	908	926	3,224	1,870
Cease-use rent expense	87	2,436	560	3,025
Phoenix distribution center related expenses (2)	59	1,391	2,196	3,071
Other strategic initiatives (3)	—	208	—	414
Gain on sale of assets	(185)	—	(556)	—
Adjusted EBITDA (non-GAAP)	$(7,797)	$3,163	$6,979	$28,504

(1) Charges related to share-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. The Company adjusts for these charges to facilitate comparisons from period to period.
(2) Adjustment includes only certain expenses related to the Phoenix distribution center preparation, ramp up and post go-live activities, including incremental detention costs and certain consulting costs. The prior year adjustment also includes rent and operating costs prior to operations commencing at the distribution center.
(3) Adjustment includes certain expenses related to customer research and store prototype development.

Tuesday Morning Corporation
Consolidated Statement of Operations
(In thousands, except per share data)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)

Net sales	$203,001	$211,380	$743,023	$733,584
Cost of sales	135,845	133,903	492,546	470,753
Gross profit	67,156	77,477	250,477	262,831

Selling, general and administrative expenses	81,834	83,409	265,628	254,146

Operating income/(loss)	(14,678)	(5,932)	(15,151)	8,685

Other income (expense):
Interest expense	(377)	(217)	(1,061)	(866)
Other income/(expense), net	360	252	1,104	101
Income/ (loss) before income taxes	(14,695)	(5,897)	(15,108)	7,920

Income tax provision/(benefit)	101	(657)	113	356

Net income/(loss)	$(14,796)	$(5,240)	$(15,221)	$7,564

Earnings/(Loss) per share
Net income/(loss) per common share:
Basic	$(0.34)	$(0.12)	$(0.35)	$0.17
Diluted	$(0.34)	$(0.12)	$(0.35)	$0.17

Weighted average number of common shares:
Basic	43,998	43,731	43,915	43,678
Diluted	43,998	43,731	43,915	43,709

Consolidated Balance Sheets
(in thousands)		March 31,	June 30,	March 31,
		2017	2016	2016
		(unaudited)	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents		$3,747	$14,150	$15,064
Inventories		268,309	242,315	255,026
Prepaid expenses		7,388	6,620	7,288
Other current assets		259	512	124
Total Current Assets		279,703	263,597	277,502

Property and equipment, net		107,021	94,723	90,652
Deferred financing costs		1,065	1,312	1,370
Other assets		2,245	2,338	2,414

Total Assets		$390,034	$361,970	$371,938

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable		$75,012	$80,853	$89,951
Accrued liabilities		45,209	43,797	42,566
Income taxes payable		104	—	253
Total Current Liabilities		120,325	124,650	132,770

Revolving credit facility		41,000	—	—
Deferred rent		10,537	6,747	5,332
Asset retirement obligation -- non-current		2,518	2,561	2,634
Other liabilities -- non-current		360	730	1,360
Total Liabilities		174,740	134,688	142,096

Stockholders' equity		215,294	227,282	229,842
Total Liabilities and Stockholders' Equity		$390,034	$361,970	$371,938

Consolidated Statement of Cash Flows
(in thousands)
		Nine Months Ended
		2017	2016
		(unaudited)
Cash flows from operating activities:
Net income/(loss)		$(15,221)	$7,564
Adjustments to reconcile net income/(loss) to net
cash (used in)/provided by operating activities:
Depreciation and amortization		15,635	11,382
Amortization of financing fees		247	398
Loss on disposal of fixed assets		1	521
Gain on sale-leaseback		(555)	—
Shared-based compensation		3,224	1,869
Construction allowances from landlords		1,419	—
Change in operating assets and liabilities:
Inventories		(25,970)	(44,846)
Prepaid and other current assets		(427)	277
Accounts payable		(12,841)	15,709
Accrued liabilities		937	6,165
Deferred rent		2,666	2,260
Other non-current liabilities		(338)	1,015
Income taxes payable		105	240

Net cash (used in)/provided by operating activities		(31,118)	2,554

Cash flows from investing activities:
Proceeds from sale of assets		93	35
Purchase of intellectual property		(4)	(1,318)
Capital expenditures		(27,359)	(30,036)

Net cash used in investing activities		(27,270)	(31,319)

Cash flows from financing activities:
Repayments under revolving credit facility		(111,200)	—
Proceeds under revolving credit facility		152,200	—
Change in cash overdraft		7,000	—
Payment of financing costs		—	(883)
Purchase of treasury stock		(23)	(76)
Proceeds from exercise of common stock options		8

Net cash provided by/(used in) financing activities		47,985	(959)

Net decrease in cash and cash equivalents		(10,403)	(29,724)

Cash and cash equivalents, beginning of period		14,150	44,788

Cash and cash equivalents, end of period		$3,747	$15,064

INVESTOR RELATIONS:
Farah Soi / Caitlin Morahan
ICR
203-682-8200
Farah.Soi@icrinc.com
Caitlin.Morahan@icrinc.com

MEDIA:
Blynn Austin
Perry Street Communications
214-965-9955
BAustin@perryst.com